10f-3 REPORT

                        TRAVELERS SEREIS TRUST
                    MFS EMERGING GROWTH PORTFOLIO

                 March 1, 2001 through June 30, 2001

                     Trade                                    % of
Issuer               Date    Selling Dealer    Amount   Price Issue(1)

AFC Enterprises      3/2/01  Goldman Sachs    $ 27,200	 17.00  2.60A
XM Satellite Radio   3/1/01  Bear Stearns      101,875   10.19  2.67B


(1) Represents purchases by all affiliated funds; may not exceed
    25% of the offering.

A - Includes purchases of $216,500 by other affiliated mutual funds. B - Includes purchases of $98,125 by other affiliated mutual funds.







                             10f-3 REPORT

                        TRAVELERS SERIES TRUST
                        QUALITY BOND PORTFOLIO

                 January 1, 2001 through June 30, 2001

                   Trade                                        % of
Issuer             Date    Selling Dealer    Amount     Price   Issue(1)

GMAC               1/4/01 Morgan Stanley DW $1,500,000 $99.576   0.04%
 6.75% due 1/15/06

Gulf Canada        1/5/01  Goldman Sachs     2,000,000  99.650   0.67
 Resources
 7.125% due 1/15/11

Enterprise Rent    1/9/01  Goldman Sachs     1,500,000  99.880   0.15
 A Car
 6.75% due 1/15/06

Bank of America    1/17/01 Bank of America   3,500,000  99.496   0.12
 7.40% due 1/15/11

Ford Motor Credit  1/25/01 Morgan Stanley DW  3,500,000 99.825   0.09
 6.875% due 2/1/06

CIT Group          1/31/01 Bank of America    2,700,000  99.820   0.27
 6.50% due 2/7/06

Worldcom Inc       5/9/01 JP Morgan Chase     3,000,000  98.900   0.13A
 7.500% due 5/15/11

Worldcom Inc       5/15/01 JP Morgan Chase    3,000,000  99.820   0.33B
 6.500% due 5/15/04



(1) Represents purchases by all affiliated funds; may not exceed
    25% of the offering.

A - Includes purchases of $2,000,000 by other affiliated mutual funds. B - Includes purchases of $2,000,000 by other affiliated mutual funds.